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24(b)(4)(d)
                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Contract or Certificate to which this Endorsement is attached is amended as specified below to qualify as a Roth IRA under Section 408A of the Internal Revenue Code of 1986, as amended (the "IRC"). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control.

OWNER AND ANNUITANT

     1. The Owner must be one natural person who is the sole Owner of the Contract and the Annuitant. A Joint Owner cannot be named. Except as otherwise permitted under Section 6 of this Endorsement, and otherwise permitted under applicable federal tax law, neither the Owner nor the Annuitant may be changed. Also, all payments made from the Contract while the Owner is alive must be made to the Owner. All distributions under an Annuity Option or Annuity Income Payment Plan (referred to herein as an "Annuity Option") for a Joint and Survivor Life Annuity that are made after the Owner's death and while the Co-Annuitant is alive must be made to the Co-Annuitant.

NONTRANSFERABLE AND NONFORFEITABLE

     2. The Contract is established for the exclusive benefit of the Owner or his or her Beneficiaries. The Owner's interest under the Contract is nontransferable, and except as provided by applicable federal tax law, is nonforfeitable.

MAXIMUM PAYMENTS

The limits below are in addition to, and not in place of, any Payment Limits in the Contract

     3. (a) Except in the case of a "qualified rollover contribution," a "recharacterization" (defined in (f) below), or a nontaxable transfer from another Roth IRA, no premium or Payment otherwise permitted under the Contract (referred to herein as a "Payment") will be accepted unless it is in cash and the total of such payments to all the Owner's Roth IRAs for a taxable year does not exceed the lesser of the Applicable Amount (as defined in paragraph (b) below) or the Owner's compensation for that taxable year. The Payment described in the preceding sentence is hereinafter referred to as a "regular Payment". However, notwithstanding the dollar limits on contributions, an individual may make a repayment of a qualified reservist distribution described in Code section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later. A "qualified rollover contribution" is a rollover contribution of a distribution from an IRA that meets the requirements of IRC Section 408(d)(3), except the one-rollover-per-year rule of IRC section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Code section 402A; and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Code section 402(c)(8)(B). Payments may be limited under paragraphs (c) through (e) below.

          (b) Unless otherwise provided under applicable federal tax law, the Applicable Amount is determined under (i) or (ii) below:

                    (i) If the Owner is under age 50, the Applicable Amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 219(b)(5)(D). Such adjustments will be in multiples of $500.

                    (ii) If the Owner is 50 or older, the Applicable Amount under paragraph (i) above is increased by $500 for any taxable year beginning in 2002 through 2005 and by $1,000 for any taxable year beginning in 2006 and years thereafter.

                    (iii) If the Owner was a participant in a Code section
                          401(k) plan of a certain employer in bankruptcy described in Code section 219(b)(5)(C), then the applicable amount under paragraph (i) above is increased by $3,000 for taxable years beginning after 2006 and before 2010 only. An Owner who makes contributions under this paragraph (iii) may not also make contributions under paragraph (ii).

ENDROTH-MSP.09


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          (c)  If (i) and/or (ii) below apply, the maximum regular Payment that can be made to all of the Owner's Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

                    (i) The maximum regular Payment limit is gradually reduced to $0 between certain levels of modified adjusted gross income ("modified AGI," as defined in (g) below). For an Owner who is single or is a head of household, the maximum annual regular Payment is phased out between modified AGI of $95,000 and $110,000; for an Owner who is married filing a joint return or is a qualifying widow(er), between modified AGI of $150,000 and $160,000; and for an Owner who is married filing a separate return, between modified AGI of $0 and $10,000. If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular Payment determined for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 408A(c)(3). Such adjustments will be in multiples of $1,000.

                    (ii) If the Owner makes regular Payments to both Roth and
                         nonRoth IRAs for a taxable year, the maximum regular Payment that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular Payments made to the Owner's nonRoth IRAs for the taxable year.

          (d) A rollover from an eligible retirement plan other than a Roth IRA or a designated Roth Account cannot be made to this IRA if, for the year the amount is distributed from the other plan, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000, or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for the taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the limits in this paragraph (d) do not apply to qualified rollover contributions.

          (e) No Payment will be accepted under a SIMPLE IRA plan established by any employer pursuant to IRC Section 408(p). Also, no transfer or rollover of funds attributable to Payments made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan

          (f) A regular Payment to a nonRoth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the federal income tax regulations as a regular Payment to this IRA, subject to the limits in (c) above.

          (g) For purposes of (c) and (d) above, an individual's modified AGI for a taxable year is defined in IRC Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a "conversion").

          (h) For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in IRC Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC Section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under IRC Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of IRC Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a nonRoth IRA.

END ROTH-MSP.09

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REQUIRED DISTRIBUTIONS GENERALLY

     4. Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner's interest in this Roth IRA during the Owner's life shall be made in accordance with the requirements of IRC Sections 401(a)(9) and 408(b)(3), as modified by IRC Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under paragraph (b) of Section 6 of this Endorsement) must satisfy the requirements of IRC Section 408(a)(6), as modified by IRC
          Section 408A(c)(5), and the regulations thereunder. Distributions after the Owner's death will be made in accordance with Section 6 of this Endorsement.

DISTRIBUTIONS DURING OWNER'S LIFE

     5. No amount is required to be distributed prior to the death of the Owner.

DISTRIBUTIONS AFTER OWNER'S DEATH

     6. (a) Upon the death of the Owner while the Contract is inforce, the entire interest will be distributed in a single sum.

          (b) Unless otherwise provided under applicable federal tax law, the "interest" in the Contract includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of
               Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable bases (except for acceleration), the "interest" in the Contract includes the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits.

ANNUITY OPTIONS

     7. All Annuity Options under the Contract must meet the requirements applicable to Roth IRAs under the IRC and applicable federal income tax regulations. The provisions of this Endorsement reflecting the requirements of these IRC Sections override any Annuity Option that is inconsistent with such requirements.

IRC SECTION 72(s)

     8.   All references in the Contract to IRC Section 72(s) are deleted.

ANNUAL REPORTS

     9. We will furnish annual calendar year reports concerning the status of the Contract and such information concerned required minimum distribution as is prescribed by the Commissioner of Internal Revenue.

END ROTH-MSP.09

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AMENDMENT OF THIS ENDORSEMENT

     10. We reserve the right to make any amendments to this Endorsement as may be necessary to comply with the applicable provisions of the IRC and regulations thereunder as in effect from time to time. Any such amendment will be subject to any necessary regulatory approvals and, where required, approval of the Owner. We will send you a copy of the amended Endorsement. We will not be responsible for any adverse tax consequences resulting from the Owner's rejection of any such amendment.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)


[/s/ Emanuel Alves]
SECRETARY

END ROTH-MSP.09

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